Exhibit 5.1

Law Offices

of

MICHAEL L. CORRIGAN

TELEPHONE: (858) 436-3368	Carmel Valley Centre II 11995 El Camino Real Suite 301 San Diego, CA 92130	FACSIMILE: (858) 436-3369

EMAIL: mike@corriganlaw.net

March 11, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	VOIS, Inc.
Registration Statement on Form S-8

Gentlemen:

We have acted as special and limited counsel to VOIS, Inc., a Florida corporation (the "Company"), in connection with the preparation for filing with the U. S. Securities and Exchange Commission of a Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 50,000,000 shares ("Shares") of the Company's common stock, par value $0.001 per share ("Common Stock"), issuable pursuant to the Company’s 2009 Equity Compensation Plan, as amended (the “2009 Plan”).

We have examined the 2009 Plan and such corporate records, documents, instruments and certificates of the Company, and have reviewed such other documents as we have deemed relevant under the circumstances. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

Based upon, subject to the foregoing and assuming that (i) the Company reserves for issuance under the 2009 Plan an adequate number of authorized and unissued shares of Common Stock and (ii) the consideration required to be paid in connection with the issuance and sale of shares of Common Stock under the 2009 Plan is actually received by the Company as provided in the Plan, we are of the opinion that the Shares, when issued in accordance with the 2009 Plan, will be legally issued, fully paid and non-assessable.

In connection with this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

This opinion is conditioned upon the compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.

Sincerely,

Law Offices of Michael L. Corrigan

/s/ Michael L. Corrigan

Michael L. Corrigan

Cc:	Mr. Kerry Driscoll, CEOVOIS, Inc. John P. Cleary, Esq.